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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         ARCHER-DANIELS-MIDLAND COMPANY


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

                                                            Year Ended June 30,
                                         ---------------------------------------------------------

                                          1997         1998        1999       2000         2001
                                         ------       ------      ------    -------       ------
                                                (dollars in thousands, except ratio data)

EARNINGS:
  Earnings before income taxes
    and cumulative effect of
    accounting changes.................  $644,405     $610,012    $419,833    $353,237    $521,899
    Less:  Equity earnings of
           unconsolidated affiliates...   (40,737)     (21,867)    (40,072)    (88,016)   (113,305)
    Less:  Capitalized interest
           included in interest
           expense below...............   (40,875)     (37,500)    (26,289)    (23,467)    (15,758)
                                       ----------   ----------  ----------  ----------  ----------
TOTAL EARNINGS.........................   562,793      550,645     353,472     241,754     392,836

FIXED CHARGES:
  Interest expense:
    Consolidated interest expense......   197,214      293,220     326,207     377,404     398,131
    Capitalized interest...............    40,875       37,500      26,289      23,467      15,758
    Interest expense of
      unconsolidated affiliates........    15,760       15,945      19,892      17,029      24,635
                                       ----------   ----------  ----------  ----------  ----------
  Total interest expense...............   253,849      346,665     372,388     417,900     438,524
  Amortization of debt discount
      and expense......................     1,268        1,191       2,619       1,715       1,536
  One-third of rental expense..........    22,930       27,223      28,730      29,630      27,139
                                       ----------   ----------  ----------  ----------  ----------

TOTAL FIXED CHARGES                       278,047      375,079     403,737     449,245     467,199
                                       ----------   ----------  ----------  ----------  ----------

EARNINGS AVAILABLE FOR
  FIXED CHARGES                          $840,840     $925,724    $757,209    $690,999    $860,035
                                       ==========   ==========  ==========  ==========  ==========

RATIO OF EARNINGS TO
  FIXED CHARGES                             3.02x        2.47x       1.88x       1.54x       1.84x
                                       ==========   ==========  ==========  ==========  ==========

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